Exhibit 99.1

SPARK NETWORKS® COMPLETES CORPORATE RESTRUCTURING TO

BETTER POSITION THE COMPANY FOR PROFITABLE GROWTH.

LOS ANGELES, Calif., September 16, 2014 — On September 15, 2014, Spark Networks, Inc. (NYSE MKT: LOV) (the “Company”) implemented a workforce and expense reduction initiative to improve operating efficiency and better position the Company for profitable growth. Annualized savings are estimated to be between $4.5mm and $5.0mm. The workforce and expense reduction is substantially complete.

In connection with the workforce reduction and other recent changes in management personnel, including the departure of our previous CEO, the Company expects to incur pre-tax cash charges of approximately $1.3mm for severance benefits and other related expenses. The Company also reimbursed approximately $500,000 in proxy costs incurred by Osmium Partners, LLC and 402 Capital LLC. The Company expects to recognize the majority of these charges in the third quarter of FY 2014.

Additionally, effective September 12, 2014, David Hughes has resigned from the Board of Directors and been replaced by Jonathan R. Mather. Mr. Mather has assumed Chair of the Audit Committee. Mr. Mather is an experienced financial professional, who has served as chief financial officer of multiple companies during his career, including Netgear, Inc. and ARC Document Solutions, Inc.

The Company has adopted a back-to-basics strategy focused on maintaining and building its JDate and ChristianMingle networks and enhancing the communities that they serve. In addition to driving operational efficiency, the Company will continue to 1) upgrade its product offerings, 2) improve its subscriber acquisition, retention and renewal processes, and 3) refine its ChristianMingle direct marketing strategy, notably TV investment, with the objective of delivering new subscriber growth (off of a reset base) at a cost below lifetime subscriber value. As a part of the strategy to profitably reset the subscriber base, the Company’s current plan is to deliver total average paying subscribers between 230,000 and 240,000 and a cash balance of between $9.0mm and $10.0mm, inclusive of all cash restructuring costs, for the fiscal fourth quarter of 2014. Our current expectation is that subscriber count will stabilize in this range during the first six months of FY 2015.

The search for a permanent CEO has been initiated and the Board is pleased with the skills and experiences of the candidates interviewed to date.

Michael McConnell, Executive Chairman, stated, “Much has been accomplished over the last 30-days to refocus the business on its core properties and to drive operational efficiencies. Moving forward, I believe the opportunity to profitably grow our business is significant and we are prepared to execute on strategic growth initiatives that meet our return on capital hurdles. Further, the team is operating with a sense of urgency and commitment to drive improvements in all areas of the business. Importantly, I am confident in the resilience and resonance of our brands within our targeted communities.”

Safe Harbor Statement:

This press release contains forward-looking statements. Any statements in this news release that are not statements of historical fact may be considered to be forward-looking statements. Written words, such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” “intends,” “goal,” “objective,” “seek,” “attempt,” or variations of these or similar words, identify forward-looking statements. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially, including, but not limited to our ability to: attract members; convert members into paying subscribers and retain our paying subscribers; develop or acquire new product offerings and successfully implement and expand those offerings; keep pace with rapid technological changes; maintain the strength of our existing brands and maintain and enhance those brands; continue to depend upon the telecommunications infrastructure and our networking hardware and software infrastructure; identify and consummate strategic acquisitions and integrate acquired companies or assets; obtain financing on acceptable terms; and successfully implement both cost cutting initiatives and our current long-term growth strategy. For a discussion of these and further risks and uncertainties, please see our filings with the Securities and Exchange Commission. We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our public filings with the SEC also are available from commercial document retrieval services and at the Web site maintained by the SEC at http://www.sec.gov.

About Spark Networks, Inc.:

The Spark Networks portfolio of consumer Web sites includes, among others, JDate®.com (www.jdate.com), ChristianMingle®.com

(www.christianmingle.com), Spark®.com (www.spark.com), BlackSingles.com® (www.blacksingles.com), and SilverSingles®.com (www.silversingles.com).

For More Information

Investors:	Brett Zane
+ 1-310-893-0550
bzane@spark.net